SECURITIES PURCHASE AGREEMENT

      THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into this 27th day of February, 2004, by and between BP INVESTMENTS GROUP, LLC, a Delaware limited liability company ("Purchaser"), and OCEAN RESOURCES CAPITAL HOLDINGS PLC, a public limited company organized under the laws of the United Kingdom ("Seller").

      WHEREAS, Seller owns 5,538,461 shares of Series A 10% Convertible Preferred Stock, $.001 par value per share (the "Shares"), of BPK Resources, Inc., a Nevada corporation ("BPK"); and

      WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Shares on the terms set forth herein.

      NOW, THEREFORE, in consideration of the premises hereof and the agreements set forth herein below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. Sale and Purchase of Shares; Purchase Price.

                  (a) Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall acquire and accept, all of Seller's right, title and interest in and to the Shares.

                  (b) In consideration of the sale by Seller of the Shares, Purchaser shall pay to Seller Two Million Dollars (US $2,000,000) (the "Purchase Price"). The Purchase Price shall be payable as follows: (i) One Hundred Thousand Dollars (US $100,000) shall be paid to the Seller at the Closing by wire transfer of immediately available funds; and (ii) One Million Nine Hundred Thousand Dollars (US $1,900,000) by the delivery of a secured promissory note in the principal amount of US $1,900,000 (the "Note) payable to Seller in substantially the form attached hereto and made a part hereof as Exhibit A.

            2. Closing.

                  (a) The closing of the sale and purchase of the Shares (the "Closing") shall take place by telephone, facsimile transmission and overnight courier upon execution of this Agreement.

                  (b) At the Closing: (i) Seller shall deliver to Purchaser certificate(s) evidencing the Shares duly endorsed for transfer or accompanied by duly endorsed stock transfer powers; (ii) Purchaser shall pay to Seller US $100,000 of the Purchase Price in cash or by wire transfer of immediately available funds; (iii) Purchaser shall execute and deliver to Seller the Note and the Pledge Agreement in substantially the form attached hereto as Exhibit B;
(iv) Seller shall execute and deliver the Pledge Agreement and a Securities Purchase Agreement with BPK to purchase shares of Series B Preferred Stock, $.001 par value per share, in consideration of the cancellation of US $456,365 of outstanding indebtedness; and (v) Seller and Purchaser shall execute and deliver any and all additional documents, certificates, consents and agreements necessary to effectuate the transfer of the Shares.

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            3. Description of Shares. The Shares shall have such rights and obligations as set forth in the Certificate of Designation of Series A 10% Convertible Preferred Stock of BPK as filed with the Nevada Secretary of State on or about March 4, 2003.

            4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                  (a) Organization and Authority. Purchaser is a limited liability corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power and authority to carry on its business as now conducted and as currently proposed to be conducted by it and to enter into and perform this Agreement, the Note and the Pledge Agreement (collectively, the "Transaction Documents"). All organizational action on the part of Purchaser necessary for the authorization, execution, delivery and performance of all obligations of Purchaser under each of the Transaction Documents been taken.

                  (b) Binding Obligation. Purchaser has the legal power and authority to enter into and perform its obligations under each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each of the Transaction Documents has been duly and validly executed and delivered by and on behalf of Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity.

                  (c) Absence of Litigation. There is no litigation or proceeding pending or, to the best of Purchaser' knowledge, threatened against Purchaser that would have an effect on the validity or performance of any of the Transaction Documents.

                  (d) No Brokers Fees. No person has or will receive from Purchaser or, to Purchaser' knowledge, from any other person, any compensation as a broker, finder or advisor, or in any other capacity in connection with the sale and purchase of the Shares.

                  (e) Investment Intent. Purchaser understands, acknowledges and represents, to the extent applicable, that:

                        (i) The Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities or blue sky laws, and the transfer of the Shares is intended to be exempt from registration under the Securities Act based, in part, upon the representations, warranties and covenants of Purchaser contained herein.

                        (ii) Neither the United States Securities and Exchange Commission nor any state securities commission has (i) approved the transfer of the Shares or passed upon or endorsed the merits of the Shares, or (ii) confirmed the accuracy of, determined the adequacy of, or reviewed any documentation regarding BPK.

                        (iii) It has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, so that it is capable of evaluating the merits and risks of an investment in the Shares, it has made such investigations in

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connection herewith as it has deemed necessary or desirable so as to make an informed investment decision without relying on Seller or BPK for legal or tax advice related to this investment, and it has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in an investment in the Shares and has received all such information requested and has had all such questions answered to its satisfaction.

                        (iv) The Shares are being purchased in a private transaction separately negotiated by Purchaser, for its own account, for investment purposes only and not with a view to distribution, and it was unaware of, and did not rely upon, and did not become aware of the offering of the Shares through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television, radio or the Internet, in connection with the offer and sale of the Shares.

                        (v) It is able to bear the economic risks of an investment in the Shares and its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

                        (vi) It must bear the substantial economic risks of the investment in the Shares indefinitely, as the Shares are "restricted securities" as that term is defined in Regulation D under the Securities Act and such Shares, and the securities into which they may be converted, may not be sold, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Legends shall be placed on the certificates evidencing the Shares, and the securities into which they may be converted, to the effect that the Shares or securities, as applicable, have not been registered under the Securities Act or any applicable state securities laws and that the Shares, and the securities into which they may be converted, may not be sold, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

                        (vii) Any information that the undersigned has heretofore furnished or furnishes herewith to Seller or BPK is complete and accurate and may be relied upon by Seller and BPK in determining the availability of an exemption from registration under federal and state securities laws (including, but not limited to, the Securities Act) in connection with the purchase of the Shares hereunder.

            5. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

                  (a) Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted by it and to enter into and perform each of the Transaction Documents and the General Release. All corporate action on the part of Seller necessary for the authorization, execution, delivery and performance of all obligations of Seller under each of the Transaction Documents and the General Release has been taken.

                  (b) Binding Obligation. Seller has the legal power and authority to enter into and perform its obligations under the Transaction Documents and the General Release and to consummate the transactions contemplated hereby and thereby. Each of the Transaction Documents and the General Release has been duly and validly executed and delivered by and on behalf of Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  (c) Title to Shares. Seller is the sole record and beneficial owner of the Shares, free and clear of all liens or encumbrances of any kind or nature, any preemptive rights, co-sale rights, rights of first refusal or any other rights of any kind or nature which limit, condition, or restrict in any way Seller's right to transfer and sell or vote the Shares and Seller has not sold, pledged, assigned, or otherwise transferred in whole or in part, any interest in any of the Shares. Other than this Agreement, there are no agreements to sell, pledge, assign or otherwise transfer any interest in any of the Shares.

                  (d) Absence of Litigation. There is no litigation or proceeding pending or, to the best of Seller's knowledge, threatened against Seller that would have a material adverse effect on the validity or performance of this Agreement.

                  (e) No Brokers Fees. No person has or will receive from Seller or, to Seller's knowledge, from any other person, any compensation as a broker, finder or advisor, or in any other capacity in connection with the sale and purchase of the Shares.

            6. Confidentiality. The parties shall keep the transaction contemplated hereby and all non-public information concerning the parties obtained in connection with the transactions contemplated hereby confidential, except as may be required by applicable law; provided, however, that the foregoing confidentiality obligation shall not apply to the furnishing of information to the parties respective legal counsel and accountants on a "need to know" basis, it being understood that such representatives shall be informed of the highly confidential nature of the information and the transactions contemplated hereby and that by receiving such information, they are agreeing to be bound by this Section 6. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld, delayed or conditional) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

            7. Further Assurances. From time to time, as and when requested by any party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate and make effective the actions contemplated hereby.

            8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

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            9. Sections and Other Headings. The section and other headings contained in this Agreement are for the convenience of reference only, do not constitute part of this Agreement or otherwise affect any of the provisions hereof.

            11. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof.

            12. Counterpart Signatures. This Agreement may be delivered via facsimile and executed in counterpart each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have executed this Agreement as of the date first above written.

                                            BP INVESTMENTS GROUP, LLC

                                            By: /s/ Ernest A. Bartlett
                                                -------------------------------
                                                  Name: Ernest A. Bartlett
                                                  Title: Manager

                                            OCEAN RESOURCES CAPITAL HOLDINGS PLC

                                            By: /s/ David Hutchins
                                                 Name: David Hutchins
                                                 Title: Director